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                                                                    Exhibit 3.24


                             TERMINATION AGREEMENT
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          This Termination Agreement (the "Termination Agreement"), dated as of
March __, 1999, is made and entered into by and between America Online, Inc. ("AOL"), with offices located at 22000 AOL Way, Dulles, Virginia 20166, and Internet Liquidators International, Inc. ("IL"), a _______ corporation with offices located at 2701 Rocky Point Drive, Suite 510, Tampa, FL 33607 (AOL and IL are referred to herein individually as a "Party" and collectively as the "Parties").

                                  INTRODUCTION
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          WHEREAS, AOL and IL are parties to an Interactive Marketing Agreement dated as of November 1, 1997 (the "Agreement"); and

          WHEREAS, IL has requested that AOL agree to terminate the Agreement and enter into a new contract with IL with substantially different terms; and

          WHEREAS, AOL and IL will enter into an Advertising Insertion Order reflecting such substantially different terms simultaneously with execution of this Termination Agreement;

          NOW, THEREFORE, in consideration of the terms and conditions set forth in this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AOL and IL hereby agree to terminate the Agreement in accordance with the following terms and conditions:

                                     TERMS
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1.  TERMINATION.
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          AOL and IL hereby agree to terminate the Agreement as of March ___,
1999. This termination shall be subject to survival of those terms expressly identified for survival in the Agreement. This Termination Agreement shall not constitute a waiver by either Party of any claims which may exist, now or in the future, pursuant to the Agreement.

2.  GENERAL PROVISIONS.
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     2.1  Further Assurances.  Each party shall take such further action
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          (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party in order to facilitate the implementation and performance of this Termination Agreement.

2.2  Confidentiality.  Neither party shall disclose the existence of this
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Termination Agreement or the terms hereof without the prior approval of the other party except: (i) as may be required by law, regulation, or court order, or rules or regulations of any securities exchange; or (ii) in the case of confidential disclosures on a need to know basis to employees, consultants, counsel, accountants, investors or other professional advisers of the party and its affiliates.
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     2.3  Entire Agreement.  This Termination Agreement is the entire agreement
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          between the parties regarding the subject matter contained herein.  It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding the subject matter contained herein. This Termination Agreement shall not be modified or amended unless done so in a writing signed by authorized representatives of both parties.

     2.4  Applicable Law. This Termination Agreement shall be interpreted,
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          construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia, except for its conflicts of laws principles.

     2.5  Construction.  In the event that any provision of this Termination
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          Agreement conflicts with the law under which this Termination
          Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Termination Agreement shall remain in full force and effect.

     2.6  Counterparts.  This Termination Agreement may be executed in
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          counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first above written.

AMERICA ONLINE, INC.  INTERNET LIQUIDATORS INTERNATIONAL, INC.

By: _______________________________      By: _______________________________

Print Name:  ________________________    Print Name:  ________________________

Title: ______________________________    Title: ______________________________